Exhibit 99.15

ISSN 1718-8369

V o l u m e 5, n u m b e r 9	M a r c h 4, 2 0 1 1
AS AT DECEMBER 31, 2010

Highlights for December 2010

❑            Budgetary revenue in December amounts to $6.1 billion, up $358 million compared to last year. Own-source revenue amounts to $4.8 billion while federal transfers stand at $1.3 billion.

❑            Program spending amounts to $6.0 billion, down $24 million compared to last year.

❑            Debt service amounts to $589 million, up $117 million compared to December 2009.

❑            A deficit of $317 million was posted in December 2010.

❑            Taking the $61 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $378 million.

On the basis of the cumulative results as at December 31, 2010, the budgetary balance, within the meaning of the Balanced Budget Act, amounts to $3.0 billion. As forecast in the Update on Québec’s Economic and Financial Situation of last December 2, the 2010-2011 budget deficit within the meaning of the Balanced Budget Act should amount to $4.6 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

							Update on Québec’s
							Economic and
	December			April to December			Financial Situation
								Forecast
								Growth
	2009	[1]	2010	2009-2010	[1]	2010-2011	2010-2011%
BUDGETARY REVENUE
Own-source revenue	4 455		4 780	35 616		36 972	50 346	4.9
Federal transfers	1 276		1 309	11 368		11 496	15 375	1.4
Total	5 731		6 089	46 984		48 468	65 721	4.1
BUDGETARY EXPENDITURE
Program spending	- 6 023		- 5 999	- 45 346		- 46 642	- 62 917	2.2
Debt service	- 472		- 589	- 4 541		- 5 120	- 7 004	14.5
Total	- 6 495		- 6 588	- 49 887		- 51 762	- 69 921	3.3
NET RESULTS OF CONSOLIDATED ENTITIES[2]	- 21		182	237		751	836	—
Contingency reserve							- 400	—
SURPLUS (DEFICIT)	- 785		- 317	- 2 666		- 2 543	- 3 764	—
BALANCED BUDGET ACT
Generations Fund[3]	- 58		- 61	- 477		- 474	- 842	—
Stabilization reserve[4]	—		—	433		—	—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 843		- 378	- 2 710		- 3 017	- 4 606	—

1

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

2	These net results are those of non-budget-funded bodies, special funds, the health and social services and the education networks, and the Generations Fund.
3	The budgetary balance within the meaning of the Balanced Budget Act excludes the results of the Generations Fund.
4	The stabilization reserve is used in accordance with the Balanced Budget Act.

Cumulative results as at December 31, 2010

Budgetary balance

❑            For the period from April to December 2010, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $3.0 billion, $307 million more than last year.

Budgetary revenue

❑            As at December 31, 2010, budgetary revenue amounts to $48.5 billion, $1.5 billion more than as at December 31, 2009.

—           Own-source revenue stands at $37.0 billion, $1.4 billion more than last year.

—           Federal transfers amount to $11.5 billion, up $128 million compared to December 31, 2009.

Budgetary expenditure

❑            Since the beginning of the year, budgetary expenditure amounts to $51.8 billion, an increase of $1.9 billion, or 3.8%, compared to last year.

—           Program spending rose $1.3 billion, or 2.9%, and stands at $46.6 billion. The most significant changes are in the Health and Social Services ($496 million), Education and Culture ($374 million) and Administration and Justice ($180 million) missions.

—           Debt service amounts to $5.1 billion, up $579 million or 12.8% compared to last year.

Consolidated entities

❑            As at December 31, 2010, the net results of consolidated entities show a surplus of $751 million.

—           Revenue dedicated to the Generations Fund amounts to $474 million.

Net financial requirements

❑            As at December 31, 2010, consolidated net financial requirements stand at $8.1 billion, a decrease of $924 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	December				April to December
	2009	[1]	2010	Change	2009-2010	[1]	2010-2011	Change
BUDGETARY REVENUE
Own-source revenue	4 455		4 780	325	35 616		36 972	1 356
Federal transfers	1 276		1 309	33	11 368		11 496	128
Total	5 731		6 089	358	46 984		48 468	1 484
BUDGETARY EXPENDITURE
Program spending	- 6 023		- 5 999	24	- 45 346		- 46 642	- 1 296
Debt service	- 472		- 589	- 117	- 4 541		- 5 120	- 579
Total	- 6 495		- 6 588	- 93	- 49 887		- 51 762	- 1 875
NET RESULTS OF CONSOLIDATED ENTITIES	- 21		182	203	237		751	514
SURPLUS (DEFICIT)	- 785		- 317	468	- 2 666		- 2 543	123
Consolidated non-budgetary surplus (requirements)	- 1 752		- 1 790	- 38	- 6 336		- 5 535	801
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 2 537		- 2 107	430	- 9 002		- 8 078	924

1    For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	December			April to December
			Change			Change
Revenue by source	2009	2010	%	2009-2010	2010-2011%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 722	2 032	18.0	13 384	14 100	5.3
Contributions to Health Services Fund	484	481	- 0.6	4 149	4 291	3.4
Corporate taxes	475	329	- 30.7	2 417	2 377	- 1.7
Consumption taxes	1 286	1 318	2.5	10 689	11 388	6.5
Other sources	186	197	5.9	1 877	2 002	6.7
Total own-source revenue excluding government enterprises	4 153	4 357	4.9	32 516	34 158	5.0
Revenue from government enterprises	302	423	40.1	3 100	2 814	- 9.2
Total own-source revenue	4 455	4 780	7.3	35 616	36 972	3.8
Federal transfers
Equalization	696	712	2.3	6 266	6 414	2.4
Health transfers	348	363	4.3	3 117	3 220	3.3
Transfers for post-secondary education and other social programs	120	123	2.5	1 073	1 084	1.0
Other programs	112	111	- 0.9	912	778	- 14.7
Total federal transfers	1 276	1 309	2.6	11 368	11 496	1.1
BUDGETARY REVENUE	5 731	6 089	6.2	46 984	48 468	3.2

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	December				April to December
				Change				Change
Expenditures by mission	2009	[1]	2010	%	2009-2010	[1]	2010-2011%
Program spending
Health and Social Services	2 501		2 597	3.8	20 556		21 052	2.4
Education and Culture	1 723		1 766	2.5	11 320		11 694	3.3
Economy and Environment	696		694	- 0.3	5 615		5 750	2.4
Support for Individuals and Families	485		517	6.6	4 246		4 357	2.6
Administration and Justice	618		425	- 31.2	3 609		3 789	5.0
Total program spending	6 023		5 999	- 0.4	45 346		46 642	2.9
Debt service	472		589	24.8	4 541		5 120	12.8
BUDGETARY EXPENDITURE	6 495		6 588	1.4	49 887		51 762	3.8

1    For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.